      As filed with the Securities and Exchange Commission on May 31, 2001.

                                                     Registration No. 333-______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               LECSTAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            TEXAS                                         76-0406417
 (State or other jurisdiction                           (IRS Employer
of incorporation or organization)                     Identification No.)

                             4501 Circle 75 Parkway
                                Building D - 4210
                             Atlanta, Ga. 30339-3025
                                 (404) 659-9500
                                 (404) 659-4900
          (Address and Telephone Number of Principal Executive Offices)


                  LECSTAR CORPORATION 2001 STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                                  W. Dale Smith
                                    President
                               LecStar Corporation
                             4501 Circle 75 Parkway
                                Building D - 4210
                             Atlanta, Ga. 30339-3025
                                 (404) 659-9500
                                 (404) 659-4900
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                                Saul R. Laureles
                              Mayer, Brown & Platt
                            700 Louisiana, Suite 3600
                              Houston, Texas 77002
                                 (713) 546-0525
                                 (713) 632-1825

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        PROPOSED MAXIMUM          PROPOSED
     TITLE OF SECURITIES            NUMBER TO            OFFERING PRICE           MAXIMUM              AMOUNT OF
      TO BE REGISTERED          BE REGISTERED (1)         PER SHARE (2)        OFFERING PRICE (2)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
       Common Stock                10,000,000
      ($.01 Par Value)                Shares                  $0.51                $5,100,000            $1,275
======================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of LecStar's common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the calculation of the registration fee pursuant to Rules 457(h)(1) of the Securities Act of 1933, as amended. Pursuant to Rules 457
(c) and (h), the Proposed Maximum Offering Price per Share is based upon the average of the high and low sales prices of the Registrant's common stock, as reported on the Nasdaq Over-the-Counter Market on May 29, 2001.

                                     PART I

                             INFORMATION REQUIRED IN
                          THE SECTION 10(a) PROSPECTUS

         Documents containing the information specified in Part I of Form S-8 have been or will be sent or given to eligible participants, as required by Rule 428(b)(1) of the Securities Act of 1933. In accordance with the instructions to
Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of LecStar Corporation have been filed with the Commission pursuant to the Securities Exchange Act of 1934, and are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) LecStar's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, dated and filed on April 2, 2001;

         (b) LecStar's Quarterly Report, dated and filed on May 23, 2001, on Form 10-QSB/A for the quarter ended March 31, 2001;

         (c) LecStar's Current Reports on Form 8-K filed with the Commission on January 8, 2001, February 5, 2001 and April 2, 2001; and

         (d) the description of LecStar's common stock contained under Item 5 of LecStar's Current Report on Form 8-K filed with the Commission on May 30, 2001.

         All documents filed by LecStar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes that statement in that report, document or appendix. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

         Upon the written or oral request of any person to whom this Registration Statement has been delivered, we will provide without charge to that person a copy of any of the information (excluding exhibits unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered with it. Requests should be directed to LecStar Corporation, 4501 Circle 75 Parkway, Building D - 4210, Atlanta, GA, 30339-3025, (404) 659-9500.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Texas Business Corporation Act (the "Act") gives us the authority to indemnify our directors, officers and agents to the extent provided for in the Act. In addition, our articles of incorporation permit us to indemnify our directors, officers and agents to the fullest extent permitted by law.

         The Act and our articles provide in part that we may indemnify a director, officer or other person who was or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of ours, if it is determined that they:

         o  conducted themselves in good faith,

         o reasonably believed, in the case of conduct in their official capacity as a director, officer or agent of ours, that their conduct was in tour best interests and, in all other cases, that their conduct was at least not opposed to our best interests and

         o in the case of any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful.

         We may also indemnify a person against judgments, penalties (including excise and similar taxes), fines, settlement and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to us or is found liable of improperly and personally gaining a benefit, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to us.

         We are required by Art. 2.02-1 of the Act and Article Eleven of our articles of incorporation to indemnify directors, officers or agents against reasonable expenses (including court costs and attorneys' fees) incurred by them in connection with a proceeding in which they are a named defendant or respondent because they are or were a director, officer or agent of ours if they have been wholly successful, on the merits or otherwise, in the defense of the proceeding. The Act and our articles provide that this indemnification is not exclusive of any other rights of indemnification to which a person may be entitled under our bylaws, articles of incorporation, employment agreements, insurance policies, a vote of shareholders or disinterested directors or otherwise.

         We are not, however, allowed to indemnify any person with respect to any proceeding:

         o in which the person is found liable on the basis that personal benefit was improperly received by them, whether or not the benefit resulted from an action taken in the person's official capacity or

         o  in which the person is found liable to us.

         We may also pay or reimburse expenses incurred by a person in connection with their appearance as a witness or other participation in a proceeding at a time when they are not a named defendant or respondent in the proceeding.

         Article Seven of our articles of incorporation further provides that, to the fullest extent permitted by the Act, no director of ours shall be personally liable either to us or to our shareholders for monetary damages for an act or omission in the director's capacity as a director; provided, however, that this shall not eliminate or limit the liability of our director to the extent our director is found liable for:

         o  a breach of their duty of loyalty to us or our shareholders;

         o an act or omission not in good faith that constitutes a breach of their duty to us, or an act or omission that involves intentional misconduct or a knowing violation of the law;

         o a transaction from which they received an improper benefit, whether or not the benefit resulted from an action taken within the scope of their officer; or

         o an act or omission for which their liability is expressly provided for by an applicable statute.

         Any indemnification or advances of expenses to a person pursuant to the Act or our articles of incorporation must be reported in writing to our shareholders on or before they receive notice of the next shareholder meeting, the next submission to shareholders of a consent to action without a meeting or, in any case, within twelve months immediately following the date of the indemnification or advance.

         We have also entered into employment agreements with several of our officers that provide that we will indemnify them to the fullest extent permitted by applicable law, from and against all losses, costs, claims, judgments and expenses, as and when incurred by them by reason of their being or having been a director and/or an officer of ours. This indemnification is again not exclusive of any other rights to which they may be entitled under our bylaws, articles of incorporation, insurance policies, vote of shareholders or disinterested directors or otherwise. These provisions exist in the employment agreements we have entered into with William S. Woulfin, W. Dale Smith and Michael E. Britt.

         We carry directors and officers liability insurance with policy limits of $5 million to insure against any liability asserted against our directors and officers in their professional capacities.

         We believe that the above protections and coverages are necessary to attract and retain qualified persons as directors, officers and other employees, and are adequate to protect us.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Number       Description
------       -----------

  5.1     -- Opinion of Mayer, Brown & Platt as to the legality of the securities being registered hereunder.

 23.1     -- Consent of Mayer, Brown & Platt (contained in Exhibit 5.1 herewith).

 23.2     -- Consent of Feldman, Sherb & Co., P.C.

ITEM 9.  UNDERTAKINGS.

A.       Rule 415 Offering.

         LecStar hereby undertakes:

         1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        2. that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of LecStar's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Indemnification of Directors and Officers

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LecStar pursuant to the provisions of the Articles of Incorporation of LecStar, as amended or the Bylaws, as amended, LecStar has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LecStar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, LecStar certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of May, 2001.


                                        LECSTAR CORPORATION


                                        By: /s/ W. Dale Smith
                                           -----------------------------
                                            W. Dale Smith
                                            President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities on this 31st day of May, 2001.


    SIGNATURE                             TITLE                                  DATE
  /s/ William S. Woulfin          Chairman of the Board, Director and         May 31, 2001
---------------------------       Chief Executive Officer
  William S. Woulfin


  /s/ W. Dale Smith               W. Dale Smith                               May 31, 2001
---------------------------       President and Director
  W. Dale Smith


  /s/ John C. Canouse             John C. Canouse                             May 31, 2001
---------------------------       Director
  John C. Canouse


  /s/ Don Santavicca              Don Santavicca                              May 31, 2001
---------------------------       Vice President, Chief Accounting
  Don Santavicca                  Officer, Controller and Assistant
                                  Treasurer


                                  EXHIBIT INDEX

Number       Description
------       -----------

  5.1     -- Opinion of Mayer, Brown & Platt as to the legality of the securities being registered hereunder.

 23.1     -- Consent of Mayer, Brown & Platt (contained in Exhibit 5.1 herewith).

 23.2     -- Consent of Feldman, Sherb & Co., P.C.

                                       2